Exhibit 10.32
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”), dated as of February 9, 2009, is entered into by and between Ascent Media Corporation (the “Company”), and William R. Fitzgerald (“Executive”).
INTRODUCTION
     The Company, through its subsidiaries (“Affiliates”), is engaged in the business of providing technical and creative services to the entertainment industry. The Company desires to employ Executive, and Executive desires to accept such employment, under the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
EMPLOYMENT; TERM; DUTIES
     1.1 Employment. Upon the terms and conditions hereinafter set forth, the Company hereby employs Executive, and Executive hereby accepts employment, as Chairman of the Board and Chief Executive Officer of the Company.
     1.2 Term. Subject to Article IV below, Executive’s employment hereunder shall be for a term of five years commencing effective as of September 17, 2008, and expiring at the close of business on September 16, 2013 (the “Term”).
     1.3 Duties. During the Term, Executive shall perform such executive duties for the Company and/or its Affiliates, consistent with his position hereunder. Executive shall devote such time as is necessary, but in no event less than 60% of his business time, attention and energies, to the performance of his duties hereunder. Executive shall use his best efforts to advance the interests and business of the Company and its Affiliates. Executive shall abide by all rules, regulations and policies of the Company as may be in effect from time to time. Notwithstanding the foregoing, during the Term Executive may continue to provide services to Liberty Media Corporation (“LMC”) as an employee and/or officer of LMC, and Executive may act for his own account in passive-type investments as provided in Section 5.3, or as a member of boards of directors of other companies, where the time allocated for those activities does not materially interfere with or create a conflict of interest with the discharge of his duties for the Company.
     1.4 Reporting. Executive shall report directly to the Board of Directors of the Company.
     1.5 Location. Except for services rendered during business trips as may be reasonably necessary, for so long as Executive continues to render services to LMC, Executive shall render his services under this Agreement primarily from the offices of LMC in Englewood, Colorado and periodically from the offices of the Company in Santa Monica, California. Executive shall not be required to relocate his principal residence from the Englewood, Colorado metropolitan area to the Santa Monica, California metropolitan area during the Term. The Company and Executive shall agree on a reasonable budget for Executive’s travel between Englewood and Santa Monica as necessary for the conduct of the Company’s business and the performance of Executive’s duties hereunder
     1.6 No Conflicting Agreement. Executive represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, in effect which would prevent Executive from rendering his services to the Company during the Term in accordance with the provisions of this Agreement.
ARTICLE II
COMPENSATION
     2.1 Compensation. For all services rendered by Executive hereunder and all covenants and conditions undertaken by him pursuant to this Agreement, the Company shall pay, and Executive shall accept, as full compensation, the amounts set forth in this Article II.
     2.2 Base Salary. The base salary shall be an annual salary of $426,000 (the “Base Salary”), payable by the Company in accordance with the Company’s normal payroll practices. Beginning as of the first anniversary of the Commencement Date, the Base Salary shall be reviewed on an annual basis during the Term for increase in the sole discretion of the compensation committee (the “Committee”) of the Board of Directors of the Company.
     2.3 Bonus. For each fiscal year during the Term, in addition to the Base Salary, Executive shall be eligible for an annual bonus (the “Bonus”) of between 75% (the “Minimum Target Bonus”) and 150% of Executive’s annual Base Salary. (The Company’s fiscal year is currently January 1 through December 31 of each year.) Executive’s entitlement to any Bonus will be determined by the Committee in its sole discretion, based upon the achievement of such criteria as the Committee may establish in its sole discretion. Nothing in this Agreement shall be construed to guarantee the payment of any Bonus to Executive. For the avoidance of doubt, any bonus for the 2008 fiscal year shall be prorated to reflect the period of time between the Commencement Date and December 31, 2008 (i.e., September 17, 2008 through December 31, 2008), as determined by the Committee in its sole discretion, based upon the achievement of such criteria as the Committee may establish in its sole discretion.
     2.4 Tax Preparation Assistance. On the Company’s last regularly scheduled payroll date in August of each calendar year beginning in 2009 and ending in the calendar year following the year in which the Term expires, the Company shall pay Executive an annual tax preparation assistance bonus of $5,000.
     2.5 Deductions. The Company shall deduct from the compensation described in Sections 2.2, 2.3 and 2.4, and from any other compensation payable pursuant to this Agreement, any federal, state or local withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or local laws, rules or regulations.
     2.6 Disability Adjustment. Any compensation otherwise payable to Executive pursuant to Sections 2.2 and 2.3 in respect of any period during which Executive is Disabled (as contemplated in Section 4.4) shall be reduced by any amounts payable to Executive for loss of earnings or the like under any insurance plan or policy sponsored by the Company.
ARTICLE III
BENEFITS; EXPENSES
     3.1 Benefits. Executive shall be entitled to participate in such group life, health, accident, disability or hospitalization insurance plans and retirement plans as the Company may make available to its other senior executive employees as a group (the “Company Plans”), subject to the terms and conditions of any such plans, regardless of whether Executive participates in any group life, health, accident, disability or hospitalization insurance plan or retirement plan offered by LMC, except that Executive may not participate in the Company’s group health plan at any time that Executive is participating on a voluntary basis in a group health plan made available by LMC. Executive’s participation in any Company Plan shall be at a level, and on terms and conditions, that are commensurate with his positions and responsibilities at the Company.
     3.2 Expenses. The Company agrees that Executive is authorized to incur reasonable and appropriate expenses in the performance of his duties hereunder and in promoting the business of the Company in accordance with the terms of the Company’s (or LMC’s) Travel & Entertainment Policy (as the same may be modified or amended by the Company or LMC, as applicable, from time to time in its sole discretion).
     3.3 Vacation. Executive shall accrue a total of one hundred sixty (160) hours of vacation per year following the date of this Agreement. If, at any time during the Term, Executive accumulates two hundred forty (240) hours of earned but unused vacation time (the “Accrual Cap”), Executive will not accrue additional vacation time until he has taken a portion of the previously earned vacation. Executive will again accrue paid vacation time when his accumulated amount of earned but unused vacation time falls below the Accrual Cap. Upon termination of Executive’s employment, any accrued but unused vacation time will be paid to Executive.
     3.4 Key Man Insurance. The Company may secure in its own name or otherwise, and at its own expense, life, health, accident and other insurance covering Executive alone or with others, and Executive shall not have any right, title or interest in or to such insurance other than as expressly provided herein. Executive agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations to be conducted by such physicians as the Company or such insurance company may designate and by signing such applications and other written instruments as may be required by the insurance companies to which application is made for such insurance. Executive’s failure to submit to such usual and customary medical and other examinations shall be deemed a material breach of this Agreement.

     3.5 Equity Grants. As part of the consideration for Executive’s services to the Company during the Term, the Company has made the following grants to Executive pursuant to the Ascent Media Corporation 2008 Incentive Plan (the “Plan”):
          (a) A grant of 91,701 shares (the “Restricted Shares”) of the Company’s Series A Common Stock, par value $0.01 per share (“ASCMA Stock”), pursuant to the Restricted Stock Award Agreement dated as of November 13, 2008, by and between the Company and Executive (the “Restricted Stock Agreement”); and
          (b) A grant of options to purchase from the Company, at an exercise price of $21.81 per share, 347,059 shares of ASCMA Stock (the “Options”), pursuant to the Non-Qualified Stock Option Agreement dated as of November 13, 2008, by and between the Company and Executive (the “Option Agreement”).
The Restricted Shares and the Options shall be subject in all respects to the terms and conditions of the Plan and the Restricted Stock Agreement and Option Agreement, as applicable.
ARTICLE IV
TERMINATION; DEATH; DISABILITY
     4.1 Termination of Employment For Cause. In addition to any other remedies available to the Company at law, in equity or as set forth in this Agreement, the Company shall have the right, upon written notice to Executive, to terminate Executive’s employment hereunder at any time for “Cause” (a “Termination For Cause”). In the event of a Termination For Cause, Executive’s employment will terminate and the Company shall have no further liability or obligation to Executive (other than the Company’s obligation to pay Base Salary and vacation time accrued but unpaid as of the date of termination and reimbursement of expenses incurred prior to the date of termination in accordance with Section 3.2 above).
     For purposes of this Agreement, “Cause” shall mean: (a) any act or omission that constitutes a breach by Executive of any of his material obligations under this Agreement; (b) the continued failure or refusal of Executive to (i) substantially perform the material duties required of him as Chairman of the Board and Chief Executive Officer of the Company and/or (ii) to comply with reasonable directions of the Board of Directors of the Company; (c) any material violation by Executive of any (i) policy, rule or regulation of the Company or (ii) any law or regulation applicable to the business of the Company or any of its Affiliates; (d) Executive’s material act or omission constituting fraud, dishonesty or misrepresentation, occurring subsequent to the commencement of his employment with the Company; (e) Executive’s gross negligence in the performance of his duties hereunder; (f) Executive’s conviction of, or plea of guilty or nolo contendere to, any crime (whether or not involving the Company) which constitutes a felony or crime of moral turpitude or is punishable by imprisonment of 30 days or more, provided, however, that nothing in this Agreement shall obligate the Company to pay Base Salary or any bonus compensation or benefits during any period that Executive is unable to perform his duties hereunder due to any incarceration, and provided, further, that nothing shall prevent Executive’s termination under any other subsection of this Section 4.1 if it provides independent grounds for termination; or (g) any other misconduct by Executive that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its Affiliates.
     Notwithstanding the foregoing, no purported Termination For Cause pursuant to (a), (b), (c), (d), (e) or (g) of the preceding paragraph of this Section 4.1 shall be effective unless all of the following provisions shall have been complied with: (i) Executive shall be given written notice by the Company of its intention to effect a Termination For Cause, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Termination For Cause is based; and (ii) Executive shall have ten (10) business days after receiving such notice in which to cure such grounds, to the extent such cure is possible, as determined in the sole discretion of the Company.
     4.2 Termination of Employment Without Cause. During the Term, the Company may at any time, in its sole discretion, terminate the employment of Executive hereunder for any reason (other than those set forth in Section 4.1 above) upon written notice (the “Termination Notice”) to Executive (a “Termination Without Cause”). In such event, the Company shall pay Executive an amount equal to the sum of the following:
(a)	any Base Salary and vacation time accrued but unpaid as of the date of termination;

(b)	subject to Sections 4.5, 4.6, 4.7, 4.10 and 5.3 below, an amount (the “Severance Payment”) equal to:
(i)	if the termination of Executive’s employment occurs prior to a Change in Control (as defined in Section 4.8), the product of (i) the sum of Executive’s Annual Base Salary plus the Minimum Target Bonus, both as in effect immediately prior to such Termination Without Cause, multiplied by (ii) 2; or

(ii)	if the termination of Executive’s employment occurs concurrently with or following a Change in Control, the product of (i) the sum of Executive’s Annual Base Salary plus the Minimum Target Bonus, both as in effect immediately prior to such Termination Without Cause, multiplied by (ii) 2.5;
(c)	any Bonus to which Executive has become entitled for the calendar year prior to the year in which such Termination Without Cause occurs but which remains unpaid at the date of termination (“Unpaid Bonus”); and

(d)	any reimbursement for expenses incurred in accordance with Section 3.2.
Subject to Section 4.10, any Severance Payment to which Executive becomes entitled shall be payable in a lump sum on the sixtieth (60th) day following the date of termination of Executive’s employment (or, if such day is not a business day, on the first business day thereafter).
     In addition, subject to Sections 4.5, 4.6, 4.7, 4.10 and 5.3 below, to the extent such coverage is available and is elected by Executive under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and to the extent that Executive is not otherwise eligible to participate in LMC’s plans, the Company shall contribute to the health insurance plan maintained by the Company and covering the Executive and his dependents as of the date of termination, or any successor plan maintained by the Company, that amount that reflects the proportionate part of the premium for such coverage that is paid by the Company as of the date of termination (the “Benefits Payments”), such Benefits Payments to be made monthly in accordance with the Company’s normal procedures for the payment of health insurance premiums, throughout the period beginning on the date of termination and ending on the earlier of the 24-month anniversary of the date of termination and the expiration of the coverage period specified in COBRA, such period to be determined as of the date of termination (the “Reimbursement Period”) (i.e., Executive shall bear responsibility for that portion of the health insurance premiums in excess of the Benefits Payments), or, alternately, in the Company’s sole discretion, the Company shall reimburse Executive the amount of the Benefits Payment on a monthly basis during the Reimbursement Period, upon Executive’s submission to the Company of adequate proof of payment of the full COBRA premium by Executive; provided, however, that if Executive becomes employed with another employer during the Reimbursement Period and is eligible to receive health and/or medical benefits under such other employer’s plans, the Company’s payment obligation under this paragraph shall be reduced to the extent that comparable benefits and/or coverage is provided under such other employer’s plans. For the avoidance of doubt, Executive shall be responsible for paying any U.S. federal or state income taxes associated with the Benefits Payments.
     Provided that a Change in Control (as defined in Section 4.8 below) has not then occurred, within the period beginning on the date that is six (6) months prior to the expiration of the Term and ending on the date that is three (3) months prior to the expiration of the Term (the “Notice Period”), the Company shall deliver a written notice to Executive stating either (i) that the Company does not intend to offer Executive a new employment agreement to take effect at the expiration of the Term (a “Non-Renewal Notice”) or (ii) that the Company offers Executive a new employment agreement to take effect at the expiration of the Term upon terms (other than the length of the term of such new employment agreement) that are at least as favorable to Executive as the terms of this Agreement, and the material terms of such offer shall be summarized or set forth in the notice (“Renewal Notice”). If the Company delivers a Non-Renewal Notice, or if the Company fails to deliver either a Renewal Notice or a Non-Renewal Notice within the Notice Period, Executive’s employment shall be terminated at the expiration of the Term (or at such earlier date as may be set forth in the Non-Renewal Notice), and such termination shall be a Termination Without Cause, whereupon, subject to Sections 4.5, 4.6, 4.7, 4.10 and 5.3 below, Executive shall be entitled to receive the amounts and benefits as provided under this Section 4.2. If the Company delivers a Renewal Notice and Executive fails to accept such offer in writing prior to the date that is ninety (90) days following delivery of the Renewal Notice, Executive’s employment shall be terminated as of such 90th day and such termination shall be a Termination Without Cause, whereupon, subject to Sections 4.5, 4.6, 4.7, 4.10 and 5.3 below, Executive shall be entitled to receive the amounts and benefits as provided under this Section 4.2 except that “1” shall be substituted for “2” in Section 4.2(b)(i) for purposes of calculating Executive’s Severance Payment and “12-month anniversary” shall be substituted for “24-month anniversary” for purposes of calculating Executive’s Benefits Payments and Reimbursement Period under this Section 4.2.
     Executive acknowledges that the payments and benefits described in this Section 4.2, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive’s employment under this Section 4.2, constitute the only payments which Executive shall be entitled to receive from the Company hereunder in the event of any termination of his employment pursuant to this Section 4.2, and the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.

     4.3 Termination of Employment With Good Reason. In addition to any other remedies available to Executive at law, in equity or as set forth in this Agreement, Executive shall have the right during the Term, upon written notice to the Company, to terminate his employment hereunder upon the occurrence of any of the following events without the prior written consent of Executive: (a) a material reduction in Executive’s then current Base Salary; (b) a material reduction in Executive’s authority, duties or responsibilities with the Company; (c) a material change in the office or location at which Executive is required to perform services hereunder, or (d) a material breach by the Company of any provision of this Agreement (a “Termination With Good Reason”).
     Notwithstanding the foregoing, no purported Termination With Good Reason pursuant to this Section 4.3 shall be effective unless all of the following provisions shall have been complied with: (i) Executive shall give the Company a written notice of Executive’s intention to effect a Termination With Good Reason, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Termination With Good Reason is based and to be given no later than ninety (90) days after the initial occurrence of such circumstances; (ii) the Company shall have thirty (30) days after receiving such notice in which to cure such grounds, to the extent such cure is possible; and (iii) if the Company fails to cure such grounds within such 30-day period, Executive terminates his employment hereunder on the last day of such 30-day period.
     In the event that a Termination With Good Reason occurs, then, subject to Sections 4.5, 4.6, 4.7, 4.10 and 5.3 below, Executive shall have the same entitlement to the amounts and benefits as provided under Section 4.2 for a Termination Without Cause.
     Executive acknowledges that the payments and benefits referred to in this Section 4.3, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive’s employment under this Section 4.3, constitute the only payments which Executive shall be entitled to receive from the Company hereunder in the event of any termination of his employment pursuant to this Section 4.3, and the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.
     4.4 Death; Disability. In the event that Executive dies or becomes Disabled (as defined herein) during the Term, Executive’s employment shall terminate either (i) when such death occurs, or (ii) upon written notice by the Company at any time after Disability occurs (provided that, in the event of any Disability, the Company shall have the right, but not the obligation, to terminate this Agreement), and, in either event, and, subject to Section 4.10, the Company shall pay Executive (or his legal representative, as the case may be) as follows:
(a)	any Base Salary and vacation time accrued but unpaid as of the date of death or termination for Disability;

(b)	any reimbursement for expenses incurred in accordance with Section 3.2; and

(c)	an amount equal to Executive’s annual Base Salary in effect on such termination date multiplied by 2, payable in a single lump sum on the sixtieth (60th) business day following the termination date; provided, however, that, in the event Executive is eligible to participate in, and is covered by, the Company’s basic life insurance group benefit plan, the Company’s obligation under this subsection 4.4(c) shall be reduced to an amount equal to Executive’s annual Base Salary in effect on such termination date multiplied by 1, payable in a single lump sum on the sixtieth (60th) business day following the termination date.
     For the purposes of this Agreement, Executive shall be deemed to be “Disabled” or have a “Disability” if, because of Executive’s physical or mental disability, he has been substantially unable to perform his duties hereunder for twelve (12) work weeks in any twelve (12) month period. Executive shall be considered to have been substantially unable to perform his duties hereunder only if he is either (a) unable to reasonably and effectively carry out his duties with reasonable accommodations by the Company or (b) unable to reasonably and effectively carry out his duties because any reasonable accommodation which may be required would cause the Company undue hardship. In the event of a disagreement concerning Executive’s perceived Disability, Executive shall submit to such examinations as are deemed appropriate by three practicing physicians specializing in the area of Executive’s Disability, one selected by Executive, one selected by the Company, and one selected by both such physicians. The majority decision of such three physicians shall be final and binding on the parties. Nothing in this paragraph is intended to limit the Company’s right to invoke the provisions of this paragraph with respect to any perceived Disability of Executive.
     Notwithstanding the foregoing, to the extent and for the period required by any state or federal family and medical leave law, upon Executive’s request (i) he shall be considered to be on unpaid leave of absence and not terminated, (ii) his group health benefits shall remain in full force and effect, and (iii) if Executive recovers from any such Disability, at that time, to the extent required by any state or federal family and medical leave law, upon Executive’s request, he shall be restored to his position hereunder or to an equivalent position, as the Company may determine, and the Term of Executive’s employment hereunder shall be reinstated effective upon such restoration. The Term shall not be extended by reason of such intervening leave of absence, nor shall any compensation or benefits accrue in excess of those required by law during such intervening leave of absence. Upon the expiration of any such rights, unless Executive has been restored to a position with the Company, he shall thereupon be considered terminated.
     Executive acknowledges that the payments referred to in this Section 4.4, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive’s employment under this Section 4.4, constitute the only payments which Executive (or his legal representative, as the case may be) shall be entitled to receive from the Company hereunder in the event of a termination of his employment for death or Disability, and the Company shall have no further liability or obligation to him (or his legal representatives, as the case may be) hereunder or otherwise in respect of his employment.
     4.5 No Mitigation by Executive. Except as otherwise expressly provided herein, Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by Executive as the result of employment by another employer; provided, however, that if Executive is or becomes employed with another employer and is eligible to receive health and/or medical benefits under such other employer’s plans, Executive’s continued benefits and/or plan coverage as set forth in Section 4.2 or 4.3, as the case may be, shall be reduced to the extent that comparable benefits and/or coverage is provided under such other employer’s plans.

     4.6 Severance Agreement and Release. In the event that Executive’s employment hereunder is terminated pursuant to (i) a Termination Without Cause (as defined in Section 4.2 above), or (ii) a Termination With Good Reason (as defined in Section 4.3 above), payment by the Company of the amounts described in said sections shall be subject to the execution and delivery to the Company by Executive of the Company’s standard severance agreement and release (the “Release”) within the applicable time period described below.
     The Release shall be delivered to Executive, in the case of a Termination Without Cause, at the time of delivery of the Termination Notice, and, in the case of a Termination With Good Reason, upon delivery of written notice by the Executive to the Company. Executive shall have a period of twenty-one (21) days (or, if required by applicable law, a period of forty-five (45) days) after the effective date of termination of Executive’s employment hereunder (the “Consideration Period”) in which to execute and return the original, signed Release to the Company. If Executive delivers the original, signed Release to the Company prior to the expiration of the Consideration Period and does not thereafter revoke such Release within any period of time provided therefor under applicable law, Executive shall, subject to Sections 4.7, 4.10 and 5.3 below, be entitled to the Severance Payment as described in Section 4.2 (including by reason of Section 4.3, if applicable).
     If Executive does not deliver the original, signed Release to the Company prior to the expiration of the Consideration Period, or if Executive delivers the original, signed Release to the Company prior to the expiration of the Consideration Period and thereafter revokes such Release within any period of time provided therefor under applicable law, then:
(a)	the Company shall pay Executive an amount equal to the sum of (i) any Base Salary and vacation time accrued but unpaid as of the date of termination, plus (ii) any reimbursement for expenses incurred in accordance with Section 3.2, plus (ii) any Unpaid Bonus described in Section 4.2(c) above; and

(b)	the Company shall have no obligation to pay to Executive the Severance Payment (as that term is defined in Section 4.2(b) above) or the Benefits Payments (as that term is defined in Section 4.2).
     4.7 Continued Compliance. Executive and the Company hereby acknowledge that any Severance Payments and Benefits Payments payable by the Company under Section 4.2 (including by reason of Section 4.3) are part of the consideration for Executive’s undertakings under Article V below. Such amounts are subject to Executive’s continued compliance with the provisions of Article V. If Executive violates the provisions of Article V, then the Company will have no obligation to make any of the Severance Payments or Benefits Payments that remain payable by the Company under Section 4.2 (including by reason of Section 4.3) on or after the date of such violation.
     4.8 Change in Control. For purposes of this Agreement, a “Change in Control” means any of the following that otherwise meets the definition of a “change in ownership,” a “change in effective control” or a “change in ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, including any Treasury regulations promulgated thereunder and any guidance issued by the Internal Revenue Service with respect thereto (hereinafter, the “Code”):

(a) the acquisition by any person or group (excluding John C. Malone and/or any family member(s) of John C. Malone and/or any company, partnership, trust or other entity or investment vehicle controlled by any of the foregoing persons or the holdings of which are for the primary benefit or any of such persons (collectively, the “Permitted Holders”)) of ownership of stock of the Company that, together with stock already held by such person or group, constitutes more than 50% of the total fair market value or more than 50% of the total voting power of the stock of the Company;
(b) the acquisition by any person or group (other than the Permitted Holders), in a single transaction or in multiple transactions all occurring during the 12-month period ending on the date of the most recent acquisition by such person or group, assets from the Company that have a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; or
(c) the acquisition by any person or group (other than the Permitted Holders), in a single transaction or in multiple transactions all occurring during the 12-month period ending on the date of the most recent acquisition by such person or group, of ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company or the replacement of a majority of the Company’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of appointment or election.
     For purposes of this Section 4.8, “person” and “group” have the meanings given to them for purposes of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of rule 13d-5(b)(1) under the Exchange Act, or any successor provision.
     4.9 Certain Additional Payments. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any equity grants made pursuant to the Ascent Media Corporation 2008 Incentive Plan), but determined without regard to any additional payments required under this Section 4.9 (the “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax ( “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment (whether through withholding at the source or otherwise) by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto), employment taxes and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.
     Subject to the provisions of this Section 4.9, all determinations required to be made under this Section 4.9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm that is mutually agreed upon by the Company and Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days after the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control or the Accounting Firm declines or is unable to serve, Executive shall appoint another nationally recognized certified public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4.9, shall be paid by the Company to Executive within 15 days after the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’ s applicable federal income tax return would not result in the imposition of negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to the following provisions of this Section 4.9 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.
     Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:
(a)	give the Company any information reasonably requested by the Company relating to such claim;

(b)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(c)	cooperate with the Company in good faith in order to effectively contest such claim; and

(d)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, employment tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 4.9, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall provide the amount of such payment to Executive as an additional payment (“Supplemental Payment”) (subject to possible repayment as provided in the next paragraph) and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax, employment tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect thereto; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment or Supplemental Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     If, after the receipt by Executive of an amount provided by the Company pursuant to the foregoing provisions of this Section 4.9, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company complying with the requirements of this Section 4.9) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto)
     Notwithstanding anything in this Section 4.9 to the contrary, in accordance with Treasury Regulation § 1.409A-3(i)(1)(v), in no event shall the Company pay Executive (or pay on Executive’s behalf) any amount to which Executive is entitled under this Section later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the Excise Tax or tax (as applicable) to the Internal Revenue Service (or in the case of costs and expenses payable under this Section, no later than the end of Executive’s taxable year next following Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the Internal Revenue Service, or where as a result of such audit or litigation no taxes are remitted, the end of Executive’s taxable year next following Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation).
     4.10 Timing of Payments Under Certain Circumstances. With respect to any amount that becomes payable to or for the benefit of Executive under this Agreement upon Executive’s Separation from Service (as defined below) for any reason, the provisions of this Section 4.10 will apply, notwithstanding any other provision of this Agreement to the contrary. If the Company determines in good faith that Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, any Treasury regulations promulgated thereunder and any guidance issued by the Internal Revenue Service relating thereto (collectively, “Code Section 409A”), then to the extent required under Code Section 409A, payment of any amount of deferred compensation that becomes payable to or for the benefit of Executive upon Separation from Service (other than by reason of the death of Executive) and that otherwise would be payable during the six-month period following Executive’s Separation from Service shall be suspended until the lapse of such six-month period (or, if earlier, the date of Executive’s death). A “Separation from Service” of Executive means Executive’s separation from service, as defined in Code Section 409A, with the Company and all other entities with which the Company would be considered a single employer under Internal Revenue Code Section 414(b) or (c), applying the 80% threshold used in such Internal Revenue Code Sections or any Treasury regulations promulgated thereunder. Any payment suspended as provided in this Section 4.10, unadjusted for interest on such suspended payment, shall be paid to Executive in a single payment on the first business day following the end of such six-month period or within 30 days following the death of Executive, as applicable, provided that the death of Executive during such six-month period shall not cause the acceleration of any amount that otherwise would be payable on any date during such six-month period following the date of Executive’s death.
ARTICLE V
OWNERSHIP OF PROCEEDS OF EMPLOYMENT; NON-DISCLOSURE;
NON-COMPETITION
     5.1 Ownership of Proceeds of Employment.
          5.1.1 The Company shall be the sole and exclusive owner throughout the universe in perpetuity of all of the results and proceeds of Executive’s services, work and labor in connection with Executive’s employment by the Company, free and clear of any and all claims, liens or encumbrances. Executive shall promptly and fully disclose to the Company, with all necessary detail for a complete understanding of the same, any and all developments, client and potential client lists, know how, discoveries, inventions, improvements, conceptions, ideas, writings, processes, formulae, contracts, methods, works, whether or not patentable or copyrightable, which are conceived, made, acquired, or written by Executive, solely or jointly with another, while employed by the Company (whether or not at the request or upon the suggestion of the Company) and which are substantially related to the business or activities of the Company or any of its Affiliates, or which Executive conceives as a result of his employment by the Company or its Affiliates, or as a result of rendering advisory or consulting services to the Company or its Affiliates (collectively, “Proprietary Rights”).
          5.1.2 Executive hereby assigns and transfers, and agrees to assign and transfer, all his rights, title, and interests in the Proprietary Rights to the Company or its nominee. In addition, Executive shall deliver to the Company any and all drawings, notes, specifications, and data relating to the Proprietary Rights. All copyrightable Proprietary Rights shall be considered to be “works made for hire.” Whenever requested to do so by the Company, Executive shall execute and deliver to the Company any and all applications, assignments and other instruments and do such other acts that the Company shall request to apply for and obtain patents and/or copyrights in any and all countries or to otherwise protect the Company’s interest in the Proprietary Rights and/or to vest title thereto to the Company; provided, however, the provisions of this Section 5.1 shall not apply to any

Proprietary Rights that Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities or proprietary information, except for Proprietary Rights that (a) at the time of conception or reduction to practice of the Proprietary Rights, relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or (b) result from any work performed by Executive for the Company.
          5.1.3 Executive shall assist the Company in obtaining such copyrights and patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Proprietary Rights; provided, however, Executive shall be reasonably compensated for his time and reimbursed for any out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony.
     5.2 Non-Disclosure of Confidential Information. As used herein, “Confidential Information” means any and all information affecting or relating to the business of the Company and its Affiliates, including without limitation, financial data, customer lists and data, licensing arrangements, business strategies, pricing information, product development, intellectual, artistic, literary, dramatic or musical rights, works, or other materials of any kind or nature (whether or not entitled to protection under applicable copyright laws, or reduced to or embodied in any medium or tangible form), including without limitation, all copyrights, patents, trademarks, service marks, trade secrets, contract rights, titles, themes, stories, treatments, ideas, concepts, technologies, art work, logos, hardware, software, and as may be embodied in any and all computer programs, tapes, diskettes, disks, mailing lists, lists of actual or prospective customers and/or suppliers, notebooks, documents, memoranda, reports, files, correspondence, charts, lists and all other written, printed or otherwise recorded material of any kind whatsoever and any other information, whether or not reduced to writing, including “know-how”, ideas, concepts, research, processes, and plans. “Confidential Information” does not include information that is in the public domain, information that is generally known in the trade, or information that Executive can prove he acquired wholly independently of his employment with the Company. Executive shall not, at any time during the Term or thereafter, directly or indirectly, disclose or furnish to any other person, firm or corporation any Confidential Information, except in the course of the proper performance of his duties hereunder or as required by law (in which event Executive shall give prior written notice to Company and shall cooperate with Company and Company’s counsel in complying with such legal requirements). Promptly upon the expiration or termination of Executive’s employment hereunder for any reason or whenever the Company so requests, Executive shall surrender to the Company all documents, drawings, work papers, lists, memoranda, records and other data (including all copies) constituting or pertaining in any way to any of the Confidential Information.
     5.3 Non-Competition. Executive shall not, during the Term or during the Consideration Period, directly: (a) compete with the Company; or (b) have an interest in, be employed by, be engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its business within the Territory (as such terms are hereinafter defined); provided, however, that notwithstanding the foregoing, Executive may make solely passive investments in any Competing Entity the common stock of which is “publicly held,” and of which Executive shall not own or control, directly or indirectly, in the aggregate securities which constitute more than one (1%) percent of the voting rights or equity ownership of such Competing Entity; or (c) solicit or divert any business or any customer from the Company or assist any person, firm or corporation in doing so or attempting to do so; or (d) cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or assist any person, firm or corporation in doing so or attempting to do so.
     For purposes of this Section 5.3, (i) the term “Competing Entity” shall mean any entity which presently or during the period referred to above engages in any business activity in which the Company or any of its Affiliates is then engaged; and (ii) the term “Territory” shall mean any geographic area in which the Company or any of its Affiliates conducts business during such period; provided, however, that, during the Consideration Period, the term “Territory” shall mean only Los Angeles County, California.
     Notwithstanding the foregoing, in the event that Executive elects, during the Consideration Period, to either (a) compete with the Company, or (b) have an interest in, be employed by, be engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its business within the Territory (the foregoing subsections (a) and (b), collectively, the “Competitive Activities”), then, at least ten (10) business days prior to commencing any such Competitive Activities, Executive shall deliver to the Company a written notice (the “Competition Notice”) advising the Company of (i) Executive’s intent to commence Competitive Activities, and (ii) the commencement date for such Competitive Activities. Executive’s election to participate in any Competitive Activities during the Consideration Period shall not be deemed a breach of this Agreement; rather, in the event Executive engages in Competitive Activities prior to the expiration of the Consideration Period, then (x) Executive shall forfeit any Severance Payment and Benefits Payments otherwise payable pursuant to Section 4.2 or 4.3 above, and (y) the Company shall have no obligation to make any Severance Payment or Benefits Payments to Executive under Section 4.2 or 4.3.
     5.4 Non-Solicitation.
          5.4.1 Executive shall not, for a period of eighteen (18) months from the date of any termination or expiration of his employment hereunder, directly or indirectly: (a) acquire any financial interest in or perform any services for himself or any other entity in connection with a business in which Executive’s interest, duties or activities would inherently require Executive to reveal any Confidential Information; or (b) solicit or cause to be solicited the disclosure of or disclose any Confidential Information for any purpose whatsoever or for any other party.
          5.4.2 Executive shall not, for a period of eighteen (18) months from the date of any termination or expiration of his employment hereunder, solicit, directly or indirectly, or cause or permit others to solicit, directly or indirectly, any person employed by the Company (a “Current Employee”) to leave employment with the Company. The term “solicit” includes, but is not limited to the following (regardless of whether done directly or indirectly): (i) requesting that a Current Employee change employment, (ii) informing a Current Employee that an opening exists elsewhere, (iii) assisting a Current Employee in finding employment elsewhere, (iv) inquiring if a Current Employee “knows of anyone who might be interested” in a position elsewhere, (v) inquiring if a Current Employee might have an interest in employment elsewhere, (vi) informing others of the name or status of, or other information about, a Current Employee, or (vii) any other similar conduct, the effect of which is that a Current Employee leaves the employment of the Company.

     5.5 Breach of Provisions. In the event that Executive shall breach any of the provisions of this Article V, or in the event that any such breach is threatened by Executive, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Article V. Executive acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, Executive shall not use as a defense thereto that there is an adequate remedy at law.
     5.6 Reasonable Restrictions. The parties acknowledge that the foregoing restrictions, the duration and the territorial scope thereof as set forth in this Article V, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.
     5.7 Definition. For purposes of this Article V, the term “Company” shall be deemed to include (i) any predecessor to, or successor of the Company, (ii) any subsidiary of the Company (including, without limitation, any entity in which the Company owns 50% or more of the issued and outstanding equity), and (iii) any entity that is under the control or common control of the Company (including, by way of illustration and not as a limitation, any joint venture to which the Company or one of its subsidiaries is a party).
ARTICLE VI
MISCELLANEOUS
     6.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns.
     6.2 Assignment. The Company may assign this Agreement to any successor in interest to its business, and Executive hereby agrees to be employed by such assignee as though such assignee were originally the employer named herein; provided, however, that, notwithstanding any such assignment, the Company shall remain liable to Executive for any obligations arising under Article IV above (including, without limitation, any amounts and benefits payable under Sections 4.2, 4.3, 4.4 and 4.9), regardless of the time of payment . Executive hereby acknowledges that the services to be rendered by Executive are unique and personal, and, accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.
     6.3 Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made when personally delivered or three (3) days following deposit for mailing by first class registered or certified mail, return receipt requested, or if delivered by facsimile transmission, upon confirmation of receipt of the transmission, to the address of the other party set forth below or to such other address as may be specified by notice given in accordance with this Section 6.3:

(a)	If to the Company: Ascent Media Corporation 520 Broadway, 5th Floor Santa Monica, CA 90401 Attention: Chairman, Compensation Committee of the Board of Directors Fax No.: (310) 434-7005

With a copy to:

Ascent Media Corporation 520 Broadway, 5th Floor Santa Monica, CA 90401 Attention: General Counsel Fax No.: (310) 434-7005

(b)	If to Executive: William R. Fitzgerald c/o Liberty Media Corporation 12300 Liberty Boulevard Englewood, CO 80112
     6.4 Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.
     6.5 Confidentiality. The parties hereto agree that they will not, during the Term or thereafter, disclose to any other person or entity the terms or conditions of this Agreement (excluding the financial terms hereof) without the prior written consent of the other party, except as required by law, regulatory authority or as necessary for either party to obtain personal loans or financing. Approval of the Company and of Executive shall be required with respect to any press releases regarding this Agreement and the activities of Executive contemplated hereunder.
     6.6 Arbitration. If any controversy, claim or dispute arises out of or in any way relates to this Agreement, the alleged breach thereof, Executive’s employment with the Company or termination therefrom, including without limitation, any and all claims for employment discrimination or harassment, civil tort and any other employment laws, excepting only claims which may not, by statute, be arbitrated, both Executive and the Company (and its directors, officers, employees or agents) agree to submit any such dispute exclusively to binding arbitration. Both Executive and the Company acknowledge that they are relinquishing their right to a jury trial in civil court. Executive and the Company agree that arbitration is the exclusive remedy for all disputes arising out of or related to Executive’s employment with the Company.
     The arbitration shall be administered, at the election of the party initiating the arbitration proceeding, either by JAMS in accordance with the Employment Arbitration Rules & Procedures of JAMS then in effect and subject to JAMS Policy on Employment Arbitration Minimum Standards or by the American Arbitration Association in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, except as provided otherwise in this Agreement. Arbitration shall be commenced and heard in the Englewood, Colorado metropolitan area. Only one arbitrator shall preside over the proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Colorado or federal law, or both, as applicable to the claim(s) asserted. In any arbitration, the burden of proof shall be allocated as provided by applicable law. The arbitrator shall have the authority to award any and all legal and equitable relief authorized by the law applicable to the claim(s) being asserted in the arbitration, as of the claim(s) were brought in a court of law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Discovery, such as depositions or document requests, shall be available to the Company and Executive as though the dispute were pending in Colorado state court. The arbitrator shall have the ability to rule on pre-hearing motions, as though the matter were in a Colorado state court, including the ability to rule on a motion for summary judgment.
     Unless otherwise permitted under applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law (e.g., filing fees, room rental fees, etc.) shall be paid by the Company, provided that Executive shall be required to pay the amount of filing fees equal to that which Executive would be required to pay to file an action in Colorado state court. The arbitrator must provide a written decision which is subject to limited judicial review consistent with applicable law. If any part of this arbitration provision is deemed to be unenforceable by an arbitrator or a court of law, that part may be severed or reformed so as to make the balance of this arbitration provision enforceable.
     6.7 Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid unless in writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.
     6.8 Controlling Nature of Agreement. To the extent any terms of this Agreement are inconsistent with the terms or provisions of the Company’s Employee Handbook or any other personnel policy statements or documents, the terms of this Agreement shall control. To the extent that any terms and conditions of Executive’s employment are not covered in this Agreement, the terms and conditions set forth in the Employee Handbook or any similar document shall control such terms.
     6.9 Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understanding between the Company and Executive, whether written or oral, fully or partially performed relating to any or all matters covered by and contained or otherwise dealt with in this Agreement.

     6.10 Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.
     6.11 Authority. The parties each represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.
     6.12 Applicable Law. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Colorado without giving effect to principles relating to conflicts of law.
     6.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
     6.14 Compliance with Section 409A The provisions of this Agreement are intended to satisfy the requirements of Code Section 409A and will be interpreted in a manner that is consistent with such intent so that all payments and reimbursements made and all in-kind benefits provided hereunder are either made or provided in compliance with Code Section 409A or are exempt from the provisions thereof. Without limiting the generality of the foregoing, the Company and Executive agree that Executive’s entitlement to any payment made pursuant to Section 4.2(b) or (c) or any Benefit Payments (including by reason of Section 4.3) or Section 4.4(c) upon a Termination Without Cause or a Termination with Good Reason or a termination pursuant to Section 4.4 shall be conditioned upon such termination constituting a Separation from Service of Executive as defined in Section 4.10. The parties intend that, to the maximum extent possible, any payment made pursuant to Section 4.2(b) or (c) or any Benefit Payments (including by reason of Section 4.3) or Section 4.4(c) shall qualify as a short-term deferral pursuant to Treasury Regulation § 1.409A-1(b)(4) or a separation payment pursuant to Treasury Regulation § 1.409A-1(b)(9).
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“COMPANY”

ASCENT MEDIA CORPORATION

By:	/s/ William E. Niles
Name:	William E. Niles
Title:	Executive Vice President and Secretary

“EXECUTIVE”

/s/ William R. Fitzgerald

William R. Fitzgerald